EXHIBIT 99.1

Greystone Logistics Reviews Recent Events

TULSA, OK – (Market Wire) Greystone Logistics announced today the sale and leaseback of their 60,000 square foot pallet manufacturing facility for $2.7 million.

Company CEO Warren Kruger issued the following statement, "Greystone had considerable equity in our manufacturing facility and the board decided to unleash this cash for corporate purposes.  The cash will be used to fund the growth spurt the company is experiencing, pay for needed upgrades to existing equipment, buy new molds for pending purchase orders, and bring two new presses into production.  In the last six months, these capital expenditures coupled with a significant failure on an injection line that took the equipment out of production for 120 days created a need to generate a prudent cash injection.  Taking strategic steps now will pay rewards in coming quarters."

Kruger continued, "To review our growth, sales for the first six months of the company fiscal year 2011 were $10,047,081 compared to $7,626,246 in fiscal year 2010, for an increase of $2,420,835 or 31.7 % growth. Greystone's pallet sales to its major customer in fiscal year 2011 were 45% of total sales compared to 69% of total sales in fiscal year 2010. We are on pace to do $19-20 million in revenue by fiscal year end May 31, 2011.  For detailed information I suggest reviewing our recently filed 10-Q."

The building was sold at the appraised value to a partnership of two of Greystone Logistics board members including Mr. Kruger.

Greystone Logistics is a rapidly growing manufacturing and leasing company that reprocesses and sells recycled plastic and designs, manufactures, sells and leases high quality plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer product industries. Greystone's technology, including that used in its injection molding equipment, proprietary blend of recycled petrochemical resins and patented pallet designs, allow production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to Greystone and its products, see Greystone's Form 10-K for the fiscal year ended May 31, 2010. For additional information in relation to Greystone and its products see Form 10-Q for the quarterly period ended November 30, 2010.